Exhibit 10.1

AMENDMENT
TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment is made and entered into this 12th day of June, 2009 by and between A. WILLIAM ALLEN, III (the "Executive") and OSI RESTAURANT PARTNERS, LLC (the "Company").

RECITALS

1.	The Executive and the Company entered into that certain Amended and Restated Employment Agreement dated June 14, 2007 (the "Agreement").
2.	The Executive and the Company entered into an amendment to the Agreement effective as of January 1, 2009.
3.	The Executive and the Company desire to further amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the foregoing recitals, and of the premises, covenants, terms and conditions contained herein, the parties hereto agree as follows:

A.	Section 8 of the Agreement is amended by deleting clause (c) thereof in its entirety and substituting in its place the following:

"(c) The existence of Cause. For purposes of this Agreement, "Cause" means any of the following: the Executive's (i) conviction or a plea of guilty or nolo contendere with respect to commission of a felony under federal law or under the law of the state in which such action occurred, or (ii) the willful engaging in illegal misconduct or gross misconduct that is materially and demonstrably injurious to the Company."

F.	Section 34 of the Agreement is amended by adding the following at the end of such Section:

"If, as of the date of the 'separation from service,' Executive is a specified employee' (within the meaning of that term under Section 409A(a)(2)(B) of the Code, or any successor provision thereto), then with regard to any payment or the provision of any benefit that is subject to this section (whether under this Agreement, or pursuant to any other agreement with or plan, program, payroll practice of the Company) and is due upon or as a result of Executive's separation from service, such payment or benefit shall not be made or provided, to the extent making or providing such payment or benefit would result in additional taxes or interest under Section 409A of the Code, until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such 'separation from service,' and (B) the date of Executive's death (the 'Delay

Period') and this Agreement and each such agreement, plan, program, or payroll practice shall hereby be deemed amended accordingly. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum with interest at the prime rate as published in the Wall Street Journal on the first business day of the Delay Period (provided that any payment measured by a change in value that continues during the Delay Period shall not be credited with interest for the Delay Period), and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein."

In Witness Whereof, the undersigned have executed this Amendment as of the date first above written.

“EXECUTIVE”                                                                           "THE COMPANY"

      OSI RESTAURANT PARTNERS, LLC

/s/ A. William Allen, III                                                                         By: /s/ Joseph J. Kadow______________
A. William Allen, III
               Name: Joseph J. Kadow

         Title: Executive Vice President